Exhibit 99.1

                                                           RSM McGladrey Network
                                                   An Independently Owned Member
                    50 South Main Street, Suite 1450, Salt Lake City, Utah 84144
                                     Telephone (801) 328-4408 Fax (901) 328-4461

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HJ & ASSOCIATES, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

May 16, 2005

Western Goldfields, Inc.
961 Marley Lane, Suite 120
Reno, Nevada 89502

We have been unable to complete the review of the March 31, 2005 consolidated financial statements of Western Goldfields, Inc. and Subsidiaries in order for the Company to file its Form 10QSB on a timely basis. As you are aware and as reported on Form 8-K, our firm was recently retained as the Company's independent registered public accounting firm which, among other things, necessitated securing additional information and documentation from the Company's previous independent registered public accounting firm in order for us to complete our audit procedures on the December 31, 2004 consolidated financial statements. In addition, we had had unforeseen scheduling and logistical issues that contributed to the delay in completing the audit. All of this caused a delay in completing the audit and the filing of the related Form 10KSB which has impacted the commencement and completion of the review of the March 31, 2005 consolidated financial statements. This is also the first quarterly review we have performed for the Company which has required additional procedures, including those associated with the comparative March 31, 2004 consolidated financial statements of the Company. It is our expectation that the review will be completed in sufficient time for the Company to file its March 31,2005 Form 10QSB on or before May 23, 2005.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC

                 American Institute of Certified Public Accounts
               Member of Public Company Accounting Oversight Board